SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC  20549
                             SCHEDULE 13D
                            (Rule 13d-101)

                          (Amendment No. 12)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                      Thistle Group Holdings, Co.
                          (Name of Issuer)
                    Common Stock, $.10 par value
                   (Title of Class of Securities)
                              88431E103
                            (CUSIP Number)
                         Mr. Seymour Holtzman
                        c/o Jewelcor Companies
                       100 N. Wilkes-Barre Blvd.
                    Wilkes-Barre, Pennsylvania 18702
                          (570) 822-6277
              (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)


                            June 27, 2002
               (Date of Event Which Requires Filing
                        of This Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: ?.





SCHEDULE 13D
CUSIP No. 88431E103

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jewelcor Management, Inc.						23-2331228
 _____________________________________________________________________________
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	1
 (b)	?
______________________________________________________________________________
3)	SEC USE ONLY
________________________________________________________________________
4)	SOURCE OF FUNDS		OO
______________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) OR 2(e)							?
______________________________________________________________________________
6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			Nevada
___________________________________________________________________________
7)	SOLE VOTING POWER
NUMBER OF				89,498
SHARES		____________________________________________________________
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY					none
EACH			____________________________________________________________
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON					89,498
WITH			____________________________________________________________
10)	SHARED DISPOSITIVE POWER
none
______________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
89,498
______________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES								?
__________________________________________________________________________
13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.66%
__________________________________________________________________________
14)	TYPE OF REPORTING PERSON
CO
__________________________________________________________________________




SCHEDULE 13D
CUSIP No. 88431E103

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.				13-4088890
 _____________________________________________________________________________
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	1
 (b)	?
______________________________________________________________________________
3)	SEC USE ONLY
________________________________________________________________________
4)	SOURCE OF FUNDS		WC
______________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) OR 2(e)							?
______________________________________________________________________________
6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			Delaware
___________________________________________________________________________
7)	SOLE VOTING POWER
NUMBER OF				9,928
SHARES		____________________________________________________________
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY					none
EACH			____________________________________________________________
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON					9,928
WITH			____________________________________________________________
10)	SHARED DISPOSITIVE POWER
none
______________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
9,928
______________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES								?
__________________________________________________________________________
13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 1.0%
__________________________________________________________________________
14)	TYPE OF REPORTING PERSON
PN
_________________________________________________________________________


SCHEDULE 13D
CUSIP No. 88431E103

1)	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
musicmaker.com, Inc.							54-1811721
 _____________________________________________________________________________
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)	1
 (b)	?
______________________________________________________________________________
3)	SEC USE ONLY
_________________________________________________________________________
4)	SOURCE OF FUNDS		WC
______________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO ITEMS 2(d) OR 2(e)							?
______________________________________________________________________________
6)	CITIZENSHIP OR PLACE OF ORGANIZATION
			Delaware
___________________________________________________________________________
7)	SOLE VOTING POWER
NUMBER OF				6,790
SHARES		____________________________________________________________
BENEFICIALLY		8)	SHARED VOTING POWER
OWNED BY					none
EACH			____________________________________________________________
REPORTING		9)	SOLE DISPOSITIVE POWER
PERSON					6,790
WITH			____________________________________________________________
10)	SHARED DISPOSITIVE POWER
none
______________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
6,790
______________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES								?
__________________________________________________________________________
13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 1.0%
__________________________________________________________________________
14)	TYPE OF REPORTING PERSON
CO


	Introduction.	This Amendment No. 12 amends and supplements
The Schedule 13D, dated February 27, 2002, as amended to date (the "Schedule 13D"), filed with the Securities and Exchange Commission by Jewelcor Management, Inc. ("JMI"), Barington Companies Equity Partners, L.P. ("Barington") and musicmaker.com, Inc. ("musicmaker"), with respect to the common stock, $.10 par value (the "Common Stock"), of Thistle Group Holdings, Co., a Pennsylvania corporation (the "Company"). The principal executive offices of the Company are located at 6060 Ridge Avenue, Philadelphia, Pennsylvania 19128.

      Item 4 of the Schedule 13D, "Purpose of Transaction," is amended by adding the following:

On June 20, 2002, Jewelcor Management,Inc. ("JMI"), participated in Thistle Group Holdings, Co. tender offer. On June 27, 2002, JMI sold 241,328 shares at $13.00 to Thistle Group Holdings, Co. in the tender offer.

On June 20, 2002, Barington Companies Equity Partners, L.P. ("Barington"), participated in Thistle Group Holdings, Co. tender offer.
On June 27, 2002, Barington sold 26,922 shares at $13.00 to Thistle
Group Holdings, Co. in the tender offer.

On June 20, 2002, musicmaker.com,Inc. ("musicmaker"), participated in Thistle Group Holdings, Co. tender offer. On June 27, 2002, musicmaker sold 18,410 shares at $13.00 to Thistle Group Holdings, Co. in the tender offer.




                     SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:	July 3, 2002
JEWELCOR MANAGEMENT, INC.

By
Name:	Seymour Holtzman
Title: Chairman and Chief Executive Officer


BARINGTON COMPANIES EQUITY
PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its
general partner
By
 Name:	James A. Mitarotonda
 Title:	President and Chief Executive Officer


MUSICMAKER.COM, INC.
By
 Name:	James A. Mitarotonda
 Title:	President and Chief Executive Officer